Exhibit 99.2

October 16, 2014

Mr. Brian Ferdinand

224 Muttontown Eastwood Road

Muttontown, NY 11791

blf_ferdinand@yahoo.com

RE:	Amendment of Lock-Up Agreement

Dear Brian:

In connection with your resignation as an officer and director of Liquid Holdings Group, Inc. (the “Company”) in April of this year, you as well as four entities controlled by you, Ferdinand Holdings, LLC, Ferdinand Trading II LLC, LT World Limited LLC and LT World Partners LLC (collectively, the “Ferdinand Entities”), entered into a Lock-Up Agreement, dated April 18, 2014 (the “Lock-Up Agreement”), in favor of the Company. Pursuant to the terms of the Lock-Up Agreement, you and the Ferdinand Entities agreed, among other things, not to sell or transfer (under the circumstances described in the Lock-Up Agreement) your shares of the Company’s common stock, $0.0001 par value per share (collectively, the “Shares”) for a period of one (1) year from the date of the Lock-Up Agreement.

You and the Ferdinand Entities have previously requested that the Company waive the provisions of the Lock-Up Agreement to allow the sale, in the aggregate, of up to 771,000 of the Shares (the “First Release”) by one or more of you. You have now requested that an additional 500,000 Shares be released from the Lock-Up Agreement (the “Second Release”). The Company hereby consents to the Second Release, on the condition that you and the Ferdinand Entities agree to the following amendments to the Lock-Up Agreement:

1.	Each of you and the Ferdinand Entities represents that (a) the Shares freed by the First Release have been sold prior to the date of this amendment and (b) 125,000 of the Shares requested in the Second Release have been sold prior to the date of this amendment.

2.	The 375,000 remaining Shares under the Second Release (the “Remaining Free Shares”) may be sold by you or the Ferdinand Entities over a period of not less than twenty (20) trading days, with no single day’s sale to exceed 20,000 Shares and with no sale occurring prior to the third business day after this amendment is disclosed by the Company pursuant to a press release or a Current Report on Form 8-K within four business days of the execution of this amendment.

3.	Within fourteen (14) days of your execution of this amendment, you shall pay or cause to be paid to the Company $3,500.00 in respect of the Term Note, dated March 15, 2014, delivered by Ferdinand Capital LLC to the Company in the principal amount of $116,000 (the “Term Note”).

4.	You shall pay or cause Ferdinand Capital LLC to pay the remaining principal balance plus any accrued and unpaid interest under the Term Note no later than December 31, 2014. In the event that the remaining principal balance accrued and unpaid interest is not paid as of that date, the Company may set off this amount against the amounts due to Ferdinand Trading LLC (“Trading”) pursuant to the Consulting Agreement, dated as of April 21, 2014, between the Company and Trading (the “Consulting Agreement”). You shall cause Trading to amend the Consulting Agreement to effect this set-off right.

www.liquidholdings.com

Mr. Brian Ferdinand

October 16, 2014

5.	The Restricted Period (as defined in the Lock-Up Agreement) shall be extended by three months to July 17, 2015 with respect to one-half of the Shares that in aggregate you and the Ferdinand Entities hold as of April 17, 2015.

6.	In return for the Company’s agreement to enter into this amendment and to extend the First Release and the Second Release, you, for you and your heirs, beneficiaries, devisees, privies, executors, administrators, attorneys, representatives, and agents, and your and their assigns, successors and predecessors, hereby releases and forever discharges the Company, its subsidiaries and affiliates, its and their officers, directors, employees, members, agents, attorneys and representatives, and the predecessors, successors and assigns of each of the foregoing (collectively, the “Released Parties”) from any and all actions, causes of action, suits, debts, claims (including without limitation any claims alleging breach of express or implied contract or breach of an implied covenant of good faith and fair dealing), complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or equity, known or unknown, you have ever had, now have, or may have against the Released Parties arising solely out of the Lock-Up Agreement, the First Release, the Second Release and/or this amendment of the Lock-Up Agreement.

This amendment to the Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York.

If you and the Ferdinand Entities are in agreement with the foregoing, please sign and have each of the Ferdinand Entities sign below and return a copy to the Company.

LIQUID HOLDINGS GROUP, INC.

By:	/s/ Brian M. Storms
Name: Brian M. Storms
Title: Chief Executive Officer

ACCEPTANCE AND AGREEMENT

The foregoing amendment is agreed to and accepted.

/s/ Brian Ferdinand	10/16/14
Brian Ferdinand, in his individual capacity	Date

www.liquidholdings.com

Mr. Brian Ferdinand

October 16, 2014

FERDINAND HOLDINGS, LLC

/s/ Brian Ferdinand	10/16/14
Brian Ferdinand, as managing member	Date

FERDINAND TRADING II LLC

/s/ Brian Ferdinand	10/16/14
Brian Ferdinand, as managing member	Date

LT WORLD LIMITED LLC

/s/ Brian Ferdinand	10/16/14
Brian Ferdinand, as managing member	Date

LT WORLD PARTNERS LLC

/s/ Brian Ferdinand	10/16/14
Brian Ferdinand, as managing member	Date

cc:	Lane Ferdinand, Esq.

www.liquidholdings.com